Exhibit 23

Consent of KPMG LLP

The Board of Directors

Aksys, Ltd.:

We consent to incorporation by reference in the registration statements (Nos. 333-102651, 333-100557, 333-97763, 333-89188, 333-76142, 333-44668 and 333-36674) on Form S-3 and (Nos. 333-64134, 333-64136 and 333-18073) on Form S-8 of Aksys, Ltd. and subsidiary of our report dated March 20, 2003, except as to note 12, which is as of March 27, 2003, relating to the consolidated balance sheets of Aksys, Ltd. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002,  which report appears in the December 31, 2002 annual report on Form 10-K of Aksys, Ltd.

                                            /s/ KPMG LLP

Chicago, Illinois

March 28, 2003